Exhibit 99(a)

NEWS RELEASE

Cleveland-Cliffs Reports Second-Quarter Results

•	Consolidated Revenues Rise 13% to $548 Million, a Second-Quarter Record

•	Net Income Increases to $86.9 Million

•	Company Continues to Increase Presence in Global Mining Industry

CLEVELAND—July 26, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today reported second-quarter and six-month results for the periods ended June 30, 2007.

Second-quarter revenues from iron ore product sales and services were a record $547.6 million, an increase of 13 percent, compared with $486.2 million in the same quarter last year. The increase was driven by higher sales volumes in both North America and Asia-Pacific, combined with higher sales price realizations in Asia-Pacific.

Operating income for the second quarter decreased to $115.9 million from $116.4 million in the 2006 second quarter. Operating income was lower compared with last year primarily as a result of additional expenses to support current and future growth, partially offset by a casualty recovery.

Second-quarter net income was $86.9 million, or $1.66 per diluted share, compared with $83.1 million, or $1.53 per diluted share, last year. The increase in net income primarily reflects lower income taxes due to a larger income contribution from North American operations, which benefit from lower tax rates when compared to Asia-Pacific operations.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, commented: “In addition to delivering solid results in the quarter, we continued to increase our presence as a

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

global mining company with a definitive agreement to acquire PinnOak Resources, LLC, including its three metallurgical coal mines, as well as an agreement with QCoal for a 45 percent economic interest in the Sonoma Coal Project in Australia. We also further strengthened our management team in the quarter with key additions that will support the Company’s growth. Our North American franchise remains a strong core for the business as we continue to execute our strategy to diversify products and Cliffs’ geographic reach.”

First-Half Consolidated Results

Revenues from iron ore product sales and services in the first six months of 2007 were a record $873.1 million, an increase of 10 percent, compared with $792.6 million in the same period last year. Operating income decreased 1 percent to $160.8 million, from $162.6 million in the first six months of 2006. Net income was $119.4 million, or $2.29 per diluted share, compared with $121.0 million, or $2.20 per diluted share, last year.

North America

Second-quarter 2007 North American iron ore pellet sales volume was 5.4 million tons, an 11 percent increase from the 4.9 million tons sold in the second quarter last year. Revenues (excluding freight and venture partners’ cost reimbursements) increased 10 percent to $359.8 million for the quarter, compared with $327.9 million last year. Sales margin increased $2.7 million, or 3 percent, to $104.4 million, up from $101.7 million in 2006. The sales margin increase for the quarter is due to higher sales volume, which partially offset decreased pricing and higher costs per ton of 2 percent. Costs per ton (excluding freight and venture partners’ costs) of $46.96 during the quarter benefited from a $9.0 million credit, or approximately $1.65 per ton, related to a dispute settlement with WEPCO, one of the Company’s energy suppliers. Excluding this benefit, costs per ton would have been approximately $48.61, or 5 percent higher year over year. The increased costs resulted from higher energy and maintenance expenses.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

For the six months, pellet sales volume totaled 7.9 million tons, up 1 percent compared with the same period in 2006. Pellet sales margin of $141.7 million declined 4 percent from the $147.3 million generated in 2006, primarily reflecting 4 percent higher per-ton costs, partially offset by a 1 percent increase in per-ton revenue.

Asia-Pacific

Second-quarter 2007 iron ore sales volume increased 22 percent to 2.2 million tonnes, compared with 1.8 million tonnes in the 2006 second quarter. Revenues increased 24 percent to $114.8 million for the quarter, compared with $92.3 million last year. The higher sales volume and price realization were driven by continuing strong demand from the Chinese and Japanese steel industries.

Sales margin of $25.2 million was $1.8 million lower than last year’s second-quarter sales margin of $27.0 million. Second quarter 2006 sales revenue and margin benefited from the retroactive 19 percent price settlement which did not occur until the second quarter of 2006. The impact on a portion of first quarter 2006 sales was $7.3 million. Excluding this impact, sales margin for the second quarter of 2007 would have increased 28 percent over last year.

First-half sales volume increased 27 percent to 4.1 million tonnes, compared with 3.2 million tonnes in the 2006 first half. Costs per tonne increased 13 percent for the six months, compared with 2006. Sales margin for the 2007 period increased 35 percent to $49.7 million from $36.8 million in the comparable 2006 six months. The improvement was principally due to higher volume and sales prices, partially offset by higher production costs and foreign exchange rates.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

Production and Inventory

	Production (In Millions)
	Three Months Ended June 30		Six Months Ended June 30		Full Year Ended Dec. 31
Mine	2007	2006	2007	2006	2007*	2006
North America (1)
Empire	1.3	1.2	2.5	2.5	5.0	4.9
Tilden	2.3	1.7	3.7	3.4	7.7	6.9
Hibbing	2.1	2.1	3.3	4.1	7.5	8.3
Northshore	1.3	1.2	2.6	2.5	5.1	5.1
United Taconite	1.4	1.4	2.6	2.4	5.3	4.3
Wabush	1.1	1.0	2.2	1.8	4.8	4.1

Total	9.5	8.6	16.9	16.7	35.4	33.6

Company share of total	6.0	5.4	10.8	10.5	22.3	20.8

Asia-Pacific (2)
Koolyanobbing	2.1	1.8	3.9	3.0	7.7	7.0
Cockatoo Island	.1	.2	.3	.3	.7	.7

Total	2.2	2.0	4.2	3.3	8.4	7.7

*	Estimate

(1)	Long tons of pellets of 2,240 pounds.

(2)	Metric tons of 2,205 pounds. Cockatoo Island production reflects Cliffs’ 50 percent share.

The difference in Hibbing’s production for the six-month period was a result of the shutdown in late February 2007 due to severe weather conditions that caused significant buildup of ice in the basin supplying water to the processing facility. The operation resumed limited production in late March, and full production in early April. The production loss totaled approximately 800,000 tons (Company share, 200,000 tons), requiring Cliffs to reduce its 2007 Hibbing production estimates. During the production curtailment, the Company performed numerous maintenance and other activities that are expected to minimize production interruptions going forward.

During the second quarter, Cliffs continued construction activity to restart an idled pellet furnace at its Northshore facility that is expected to increase annual pellet capacity by approximately 800,000 tons beginning in 2008.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

Second-quarter production in Asia-Pacific was 2.2 million tonnes in 2007, compared with 2.0 million tonnes last year. First-half production in Asia-Pacific was 4.2 million tonnes, compared with 3.3 million tonnes in the same period last year. The second-quarter and first-half increase in production primarily reflects the completion of the two-million-tonne-per-annum expansion at Koolyanobbing in late 2006.

At June 30, 2007, Cliffs had 6.7 million tons of pellets in its North American inventory, compared with 5.9 million tons at June 30, 2006. The increase from 2006 is the result of entering the year with higher inventories. At June 30, 2007, Portman had 1.1 million tonnes of finished product inventory, 400,000 tonnes higher than the end of the 2006 second quarter.

Strategic Transactions Update

During the first half of 2007, Cliffs’ announced the following transactions to support its continued strategic expansion within the global mining industry.

Alliance With Kobe Steel

On June 19, 2007, Cliffs announced an alliance with Kobe Steel to license its patented ITmk3® ironmaking process. The alliance has a 10-year term and covers use of a proprietary process for the production of high-purity iron nuggets containing more than 96 percent iron. The nuggets are a high-quality raw material for electric arc furnaces (EAFs), which currently account for nearly half of North America’s steelmaking capacity. Cliffs does not sell into this market today and is evaluating potential sites to construct a commercial-scale facility near one of its current operations.

PinnOak Resources Acquisition

On June 14, 2007, Cliffs announced its intention to acquire PinnOak Resources, LLC, and its subsidiary operating companies, for $450 million in cash, a portion of which is deferred, and the

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

assumption of approximately $150 million in debt, which will be repaid at close. The acquisition agreement also includes an earnout provision contingent on progressively improving performance. PinnOak is a privately owned domestic producer of high-quality, low-volatile metallurgical coal, which is primarily consumed by the international steel industry. This acquisition would provide Cliffs the potential annual capacity to produce more than seven million tons of premium-quality coal. In 2007, Cliffs expects PinnOak to produce approximately 3.5 million tons of coal. A team comprised of Cliffs and PinnOak senior managers has been assembled and integration plans are currently underway. The companies expect the transaction to close at the end of July.

Sale of Wabush Mines Interest

On June 6, 2007, Cliffs announced an agreement to sell its 26.8 percent interest in the Wabush Mines joint venture to Consolidated Thompson Iron Mines Ltd. (TSX Venture: CLM). Under the terms of the transaction agreement, Cliffs would receive $24.1 million in cash, as well as warrants entitling Cliffs to purchase approximately 1.1 million CLM common shares at C$5.10 per share for a two-year period. Announcement of the transaction triggered a 90-day purchase option that may be exercised by Dofasco Inc., a subsidiary of ArcelorMittal, which holds a 28.6 percent ownership position in the Wabush Mines joint venture. To date, Dofasco has not indicated its intent with regard to exercising this option, which expires in early September.

Sonoma Project Joint Venture With QCoal

On April 3, 2007, Cliffs announced a definitive agreement to acquire a 45 percent economic interest in Sonoma, a Queensland, Australia, joint venture for the development of a coal mine and washplant, the construction of which has commenced. The transaction closed on April 18, and Cliffs has invested $57 million in the project through June 30. Cliffs’ total 2007 capital investment in the project is anticipated to be $96 million. Production at Sonoma is expected to commence start-up prior to year-end with nominal production of marketable hard coking and

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

thermal coal, in approximately equal amounts in 2007, increasing to an estimated 2.5 million tonnes in 2008, with an ultimate annual target of three to four million tonnes.

Amapá Project Joint Venture With MMX Mineração e Metállicos

In addition to the strategic actions taken in the second quarter, in the first quarter of 2007, Cliffs acquired a 30 percent interest in the Amapá Project, a Brazilian iron ore operation, with an initial investment of $133 million and $27 million in additional capital contributions to date. Construction is currently underway and the project is expected to be commissioned near the end of 2007. Plans call for Amapá to produce 6.5 million tonnes of iron ore concentrate annually.

Liquidity

At second-quarter end, Cliffs had $137.8 million of cash and cash equivalents, including $95.7 million at Portman, and $125 million in borrowings under the Company’s $500 million revolving credit facility. At December 31, 2006, Cliffs had $351.7 million of cash and cash equivalents and no borrowings under its credit facility. Year-to-date uses of cash include $159 million for increased product inventories, as well as investments including Cliffs’ $160 million total investment in Amapá, $57 million investment in Sonoma and other capital expenditures totaling $46 million.

Outlook

Cliffs’ operations continue to run at or near capacity. Cliffs-managed 2007 North American pellet production is expected to approximate 35 million tons, with the Company’s share representing approximately 22 million tons. This expectation includes production at Wabush under the terms of Cliffs’ off-take agreement with Consolidated Thompson. As previously disclosed, the Company expects North American sales for 2007 to be approximately 22 million tons. North

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

American revenue per ton (excluding freight and venture partners’ cost reimbursements) for pellets is expected to increase approximately 3 percent for the full year 2007 from 2006 levels.

Cliffs reduced its expected increase for 2007 North American unit production costs to approximately 1 percent from a previous expectation of 2 percent. In 2006, per-ton cost of goods sold and operating expenses (excluding freight and venture partners’ costs) was $48.17. The Company reduced the expected increase based on results from its business improvement initiatives.

Portman’s 2007 production volume is expected to be 8.4 million tonnes, which includes 700,000 tonnes from Cockatoo Island. Portman full-year 2007 sales are expected to be 8.2 million tonnes. Revenue per tonne for 2007 is anticipated to increase approximately 7 percent, principally reflecting benchmark price settlements adjusted for foreign exchange rates and expected lump and fines sales mix.

Portman’s unit production costs are expected to increase approximately 11 percent from the 2006 cost of goods sold and operating expenses of $36.93 per tonne, primarily due to higher contract labor and foreign exchange rates.

For the year, Cliffs expects to generate cash from operations of approximately $270 million. The Company anticipates using its operating cash flow, revolving credit facility and a new one year, $150 million term loan to finance the PinnOak acquisition, its Sonoma and Amapa investments and other capital expenditures.

“Through the first half of the year, demand has remained strong in each of our current markets and Cliffs continued to position itself with strategic investments to capitalize on world-wide demand,” added Carrabba. “In North America, consolidation in the steel sector continues and

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

our customers are capitalizing on their improved economies of scale, resulting in a healthier industry overall. We expect this will continue to be favorable for Cliffs as they look to our Company for raw materials. Internationally, Asian steel producers continue record rates of production and growth and we believe this will be sustained through year-end and beyond.”

Cliffs will host a conference call to discuss its second-quarter and six–month 2007 results tomorrow, July 27, 2007, at 11:30 a.m. ET. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company and the largest producer of iron ore pellets in North America. Cliffs sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix; the impact of other price-adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations

and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

# # #

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
(In Millions, Except Per Share Amounts)	2007	2006	2007	2006
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$474.6	$420.2	$740.8	$664.7
Freight and venture partners’ cost reimbursements	73.0	66.0	132.3	127.9

	547.6	486.2	873.1	792.6
COST OF GOODS SOLD AND OPERATING EXPENSES	(418.0)	(357.5)	(681.7)	(608.5)

SALES MARGIN	129.6	128.7	191.4	184.1
OTHER OPERATING INCOME (EXPENSE)
Casualty recoveries	3.2		3.2
Royalties and management fee revenue	4.0	3.0	6.2	5.6
Administrative, selling and general expenses	(18.7)	(13.3)	(32.9)	(23.1)
Miscellaneous - net	(2.2)	(2.0)	(7.1)	(4.0)

	(13.7)	(12.3)	(30.6)	(21.5)

OPERATING INCOME	115.9	116.4	160.8	162.6
OTHER INCOME (EXPENSE)
Gain on sale of assets	.5		1.0
Interest income	4.6	3.5	9.9	7.8
Interest expense	(2.1)	(.8)	(3.1)	(1.8)
Other - net	(1.7)	(1.3)	(.9)	(.8)

	1.3	1.4	6.9	5.2

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	117.2	117.8	167.7	167.8
INCOME TAX EXPENSE	(25.8)	(29.6)	(39.3)	(39.5)
MINORITY INTEREST (net of tax)	(4.5)	(5.2)	(9.0)	(7.6)

INCOME FROM CONTINUING OPERATIONS	86.9	83.0	119.4	120.7
INCOME FROM DISCONTINUED OPERATIONS (net of tax)		.1		.3

NET INCOME	86.9	83.1	119.4	121.0
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)	(2.8)	(2.8)

INCOME APPLICABLE TO COMMON SHARES	$85.5	$81.7	$116.6	$118.2

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$2.10	$1.91	$2.87	$2.73
Discontinued operations				.01

EARNINGS PER COMMON SHARE - BASIC	$2.10	$1.91	$2.87	$2.74

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$1.66	$1.53	$2.29	$2.19
Discontinued operations				.01

EARNINGS PER COMMON SHARE - DILUTED	$1.66	$1.53	$2.29	$2.20

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	40.8	42.7	40.7	43.2
Diluted	52.3	54.4	52.3	54.9

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30 2007	December 31 2006	June 30 2006
	(unaudited)		(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$137.8	$351.7	$123.6
Marketable securities			3.7
Trade accounts receivable - net	45.3	28.3	42.7
Receivables from associated companies	26.1	4.0	22.7
Product inventories	309.3	150.3	246.3
Work in process inventories	61.5	50.6	62.1
Supplies and other inventories	73.4	77.5	65.9
Deferred and refundable income taxes	16.0	9.7	13.2
Other	105.3	110.2	101.4

TOTAL CURRENT ASSETS	774.7	782.3	681.6
PROPERTIES - NET	923.1	884.9	836.1
LONG-TERM RECEIVABLES	40.9	43.7	46.3
PREPAID PENSIONS	2.1	2.2	80.4
DEFERRED INCOME TAXES	104.7	107.0	52.7
MARKETABLE SECURITIES	33.9	28.9	22.7
OTHER INVESTMENTS	230.7	7.0	23.4
OTHER ASSETS	110.9	83.7	77.3

TOTAL ASSETS	$2,221.0	$1,939.7	$1,820.5

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$320.8	$371.5	$368.5
Payables to associated companies	1.8	3.4	3.1

TOTAL CURRENT LIABILITIES	322.6	374.9	371.6
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	141.3	140.4	129.5
OTHER POST-RETIREMENT BENEFITS	128.7	139.0	82.1
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	98.7	95.1	88.5
DEFERRED INCOME TAXES	129.0	117.9	112.4
REVOLVING LINE OF CREDIT	125.0
OTHER LIABILITIES	82.8	68.5	70.4

TOTAL LIABILITIES	1,028.1	935.8	854.5
MINORITY INTEREST	120.5	85.8	98.9
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.3	172.3	172.5
SHAREHOLDERS’ EQUITY	900.1	745.8	694.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,221.0	$1,939.7	$1,820.5

CLEVELAND-CLIFFS INC

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
NORTH AMERICA
Iron Ore Sales (Tons) - In Thousands	5,439	4,894	7,936	7,843

Sales Margin - In Millions
Revenues from iron ore sales and services*	$359.8	$327.9	$525.7	$512.2
Cost of goods sold and operating expenses*	255.4	226.2	384.0	364.9

Sales margin	$104.4	$101.7	$141.7	$147.3

Sales Margin - Per Ton
Revenues from iron ore sales and services*	$66.15	$67.00	$66.24	$65.31
Cost of goods sold and operating expenses*	46.96	46.22	48.39	46.53

Sales margin	$19.19	$20.78	$17.85	$18.78

*	Excludes revenues and expenses related to freight and venture partners’ cost reimbursements which are offsetting and have no impact on operating results.

ASIA-PACIFIC
Iron Ore Sales (Tonnes) - In Thousands	2,158	1,762	4,082	3,226

Sales Margin - In Millions
Revenues from iron ore sales and services	$114.8	$92.3	$215.1	$152.5
Cost of goods sold and operating expenses	89.6	65.3	165.4	115.7

Sales margin	$25.2	$27.0	$49.7	$36.8

Sales Margin - Per Tonne
Revenues from iron ore sales and services	$53.20	$52.38	$52.69	$47.27
Cost of goods sold and operating expenses	41.52	37.06	40.52	35.86

Sales margin	$11.68	$15.32	$12.17	$11.41